Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/ Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE ANNOUNCES DATE CHANGE OF 2008 ANNUAL MEETING OF
STOCKHOLDERS TO MAY 15, 2008

Woburn, MA, April 14, 2008 — ArQule, Inc. (NASDAQ: ARQL) today announced that its 2008 annual meeting of stockholders will be held on May 15, 2008, instead of May 16, 2008, as previously announced in the company’s annual report on form 10-K.

The annual meeting date has been changed to correspond to the board of directors meeting scheduled on May 15, 2008 in order to give the directors the opportunity to attend the annual meeting.

Additional information regarding the time and location of the annual meeting, the record date and the agenda is included in the Company’s proxy statement that was filed today with the Securities and Exchange Commission and mailed to stockholders.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s clinical-stage products consist of ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase, and ARQ 501, an activator of the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor.  The Company’s most advanced pre-clinical development programs are focused on ARQ 761, a second-generation E2F-1 activator, as well as compounds that inhibit the Eg5 kinesin spindle protein and the B-RAF kinase.  ArQule’s discovery efforts are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate), an energy source for cells.  For more information, please visit www.arqule.com.

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